Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS 18 PERCENT YEAR-OVER-YEAR INCREASE IN NET SALES

FOR FIRST QUARTER FISCAL 2009

Company Exceeds its Expectations with Highest Quarterly

Net Sales in its History

Better than Expected Gross Margins Help Drive

First Quarter EPS to $0.56

Anaheim, CA, February 5, 2009 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the quarter ended December 31, 2008. Net sales in the first quarter of fiscal 2009 were $216.6 million, a record quarterly amount for the Company and an increase of 17.6 percent from net sales of $184.2 million in the same period of the prior year. The increase in net sales was primarily due to higher sales to two of the Company’s key customers. MFLEX’s key customers currently include four leading manufacturers of portable electronic devices.

Sequentially, from the fourth quarter of fiscal 2008 to the first quarter of fiscal 2009, net sales increased 1.7 percent. During the first quarter of fiscal 2009, the Company’s three largest customers each accounted for 10 percent or more of net sales, with two of such customers each accounting for 25 percent or more of net sales. A fourth key customer represented 9 percent of net sales during the first quarter of fiscal 2009.

Net income for the first quarter of fiscal 2009 was $14.1 million, or $0.56 per diluted share, compared to net income of $13.6 million, or $0.54 per diluted share, for the same period in fiscal 2008.

“We saw strong order flow throughout the December quarter, which helped drive net sales above our expectations,” said Reza Meshgin, Chief Executive Officer of MFLEX. “Despite the challenging global economic environment, the Company saw strong demand for its flex assemblies, particularly for smartphones. We have also expanded our relationship with one of our key customers, which has already resulted in significant new programs for other consumer electronic devices. While start-up programs typically depress our gross margins, the Company placed a high priority on improving the yields on these programs during the first quarter to mitigate this issue. Our operations team executed well in efficiently ramping these new programs, which helped us exceed our gross margin expectations for the first quarter.”

Page | 1

Financial Highlights

Gross margin during the first quarter of fiscal 2009 was 15.3 percent, compared to 16.7 percent for the same period in the prior year. The decline in gross margin is primarily attributable to higher material content in the first quarter 2009 product mix.

Sequentially, gross margin declined from 16.1 percent in the fourth quarter of fiscal 2008. Although gross margin declined sequentially, the first quarter gross margin exceeded the Company’s expectations primarily due to improved yields on start-up programs.

Cash flow from operating activities for the first quarter of fiscal 2009 was $20.2 million. This compares to $12.2 million in the comparable period in fiscal 2008.

Share Repurchase Program

As announced on January 5, 2009, the board of directors of MFLEX approved a share repurchase program for up to 2,250,000 shares in the aggregate of the Company’s common stock. A 10b5-1 plan has been established to implement the first tranche of the share repurchase program totaling 562,500 shares. The first shares under this program were repurchased during the week of January 5, 2009.

Outlook

For the second quarter of fiscal 2009, the Company expects net sales to range between $170 and $190 million, and gross margin to range between 13 and 15 percent based on the projected product mix and leveraging of manufacturing costs.

Commenting on the Company’s business outlook, Mr. Meshgin said, “We remain concerned regarding the potential impact that a prolonged economic slowdown could have on customer demand, and recently we have begun to see softness in customer orders. While our second quarter net sales projections reflect expected year-over-year growth, we currently expect a sequential decline due in part to the economic downturn and in part due to the seasonal effect of the December holidays and the Chinese New Year in January.

“Longer-term, we are optimistic about our opportunities to continue profitably growing the Company. Our pursuit of new relationships with OEMs has been enhanced by the new technology we can offer as a result of our recent acquisition of Pelikon Limited. With our strong design capabilities, proven manufacturing excellence, and unique new technology solutions, we believe we are well positioned to grow our customer base in the coming years,” said Mr. Meshgin.

Page | 2

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the first quarter of fiscal 2009. The dial-in number for the call in North America is 800-240-7305 and 303-262-2138 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 800-405-2236 and 303-590-3000 for international callers. The replay passcode is 11125964.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, tax rates and the benefits expected from the Company’s reorganization, the value of the Company’s auction rate securities, operating expenses, capital expenditures, profitability, gross margins, including factors that could affect gross margins and achievement of margins within or outside of ranges provided by the Company, yields, growth of the Company’s customer base, the Company’s relationship and opportunities with, and expected demand and orders from, its customers (including the effect of the economy and seasonality on demand), the Company’s competitive advantages and market opportunities, expected benefits from the acquisition of Pelikon, the utilization of flex and flex assemblies, current and upcoming programs and

Page | 3

product mix, the effect of start-up programs on gross margins, the Company’s manufacturing capabilities, capacity, and ability to ramp/expand production of flex and flex assemblies and capacity. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for the mobile electronic devices, the impact of changes in demand for the Company’s products and the Company’s success with new and current customers, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2008. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Page | 4

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share data)

(unaudited)

	Three months Ended December 31,
	2008	2007
Net sales	$216,630	$184,152
Cost of sales	183,557	153,366

Gross profit	33,073	30,786

Operating expenses
Research and development	1,171	493
Sales and marketing	5,335	4,617
General and administrative	7,019	6,777
Restructure costs	311	—

Total operating expenses	13,836	11,887

Operating income	19,237	18,899
Other income, net
Interest income	386	359
Interest expense	(18)	(59)
Other income(loss), net	(1,482)	349

Income before income taxes	18,123	19,548
(Provision for)/benefit from income taxes	(4,032)	(5,962)

Net income	$14,091	$13,586

Net income per share
Basic	$0.56	$0.55
Diluted	$0.56	$0.54
Shares used in computing net income per share
Basic	25,066,968	24,654,297
Diluted	25,290,875	25,248,598

Page | 5

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2008	September 30, 2008
Cash and cash equivalents	$71,498	$62,090
Accounts receivable, net	149,284	162,419
Inventories	44,958	59,774
Other current assets	13,813	13,000

Total current assets	279,553	297,283
Property, plant and equipment	153,659	160,217
Other assets and long-term investments	41,773	30,110

Total assets	$474,985	$487,610

Accounts payable	$97,118	$128,642
Other current liabilities	27,345	34,741
Notes payable	10,415	—
Other liabilities	15,238	13,909
Stockholders’ equity	324,869	310,318

Total liabilities and stockholders’ equity	$474,985	$487,610

Page | 6

Multi-Fineline Electronix, Inc.

Statement of Cash Flows

(in thousands, except per share and share data)

(unaudited)

	Three Months Ended December 31,
	2008	2007
Cash flows from operating activities
Net Income	$14,091	$13,586
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,732	6,305
Provision for doubtful accounts	(233)	449
Deferred taxes	(124)	(48)
Stock based compensation expense	710	637
Impairment of long term investments	1,054	—
Asset impairment and restructure costs	311	—
Loss on disposal of equipment	72	98
Changes in operating assets and liabilities, net of acquisitions	(5,383)	(8,826)

Net cash provided by operating activities	20,230	12,201

Cash flows from investing activities
(Purchase) of long term investments	—	(3,000)
Cash paid for property plant and equipment	(5,841)	(4,339)
Purchases of software and capitalized internal-use software	(441)	(18)
Purchase of land use right	(2,943)	—
Deposits on property plant and equipment	(816)	(1,808)
Proceeds from sale of equipment	15	551
(Increase) in restricted cash, net	(59)	(46)
Cash paid for acquisition, net of cash received	(872)	—

Net cash used in investing activities	(10,957)	(8,660)

Cash Flows from financing activities
Income tax benefit related to stock option exercise	—	13
Proceeds from exercise of stock options	164	468

Net cash provided by financing activities	164	481

Effect of exchange rate on cash	(29)	115

Net change in cash	9,408	4,137
Cash and cash equivalents at beginning of period	62,090	27,955

Cash and cash equivalents at end of period	$71,498	$32,092

Non-cash transactions:
Issuance of notes payable connected with acquisition	$10,399	$—

Page | 7